Exhibit 10.36

10182 Telesis Court | San Diego CA | 92121 Tel 858.964.3800 | Fax 858.876.1682 www.theactivenetwork.com

REVISED OFFER LETTER

May 4, 2011	Personal and Confidential

Darko Dejanovic

901 Brickell Key Blvd. #3408

Miami, FL 33131

Dear Darko:

It is with great pleasure that we present to you this offer of employment with The Active Network, Inc. (the “Company”) on the following terms and conditions:

1.	Position: You will become the Chief Technology, Product and Innovation Officer of the Company, reporting to Matt Landa, President. As a section 16b executive officer, you will have such responsibilities as determined by the President, Chief Executive Officer or Board of Directors (the “Board”) of the Company.

2.	Start Date: As per our agreement, your employment with the Company will commence no later than July 2011. Please confirm your anticipated start date as indicated at the end of this letter.

3.	Base Salary: You will be paid a bi-weekly salary of $15,384.61 ($400,000 on an annualized basis). Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). You will receive the standard benefits package offered by the Company to its employees and four weeks of annual PTO accrual commencing your date of hire.

4.	Bonus Plan: You will participate in the annual incentive plan (AIP) at a target level of up to seventy five percent (75%) of your annual base salary based on the achievement of certain company and individual performance metrics as determined by the Board. Full plan details will be available upon hire and the Company has the sole discretion to amend and/or cancel this bonus plan at any time.

5.	Relocation Benefits. You will be based in Florida the first year of your employment. Upon your relocation to San Diego, Active will pay for the movement of your household goods, to include the transportation of 2 automobiles. Active will also pay for the airfare for your family’s flight to San Diego.

6.	Stock and/or Options:

a.

Time Based Restricted Stock Units: Upon your date of hire, and subject to the requirements of the relevant securities laws, the Company shall issue you 300,000 restricted stock units pursuant to the Company’s standard form that vest ratably in annual  1/4 increments over four years on each of the 4 anniversaries of your start date (in 2012, 2013, 2014, 2015).

b.	Performance-Based Restricted Stock Units: Upon your date of hire, and subject to the requirements of the relevant securities laws, the Company shall issue you 50,000 performance-based restricted stock units, contingent on the achievement of pre-established Company and individual performance goals established at the time of grant upon commencement of employment. 50% of the RSUs vest in 2013 (2 years after date of grant) if performance goals are met with the remaining vesting in 2015 (4 years after date of grant) if performance goals are met - each considered separate 2 year performance periods (2011 – 2013, 2013 – 2015).

7.	Car Allowance: You will receive a monthly car allowance in the gross amount of $2,083 per month.

8.	Retention Agreement: You will receive Active’s Executive Retention Agreement, in substantially the same form as Attachment 1.

9.	Benefits: You will be eligible to participate in the group health plans and other benefits that the company provides to comparable employees. In addition, you will participate in any company-approved paid time off (PTO), 401(k) Plan, and disability insurance in accordance with Company practices, details of which will be provided after joining the company. The health insurance benefits are effective as of the first of the month following your date of employment. You may also begin participating in the 401(k) Plan as early as the first pay period commencing after the first of the month following your date of hire.

10.	Standard Employee Agreements: You will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You also agree to abide by the Company’s policies and procedures, including but not limited to those set forth in the Employee Handbook. You will be required to sign the receipt on the last page of the Handbook.

11.	At-Will Employment: As an at-will employer, the Company cannot guarantee employment for any specific duration. You are free to quit, and the company is entitled to terminate your employment at any time, with or without cause or prior warning. This provision can only be changed or revoked in a formal written contract signed by the CEO, and cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor. Even though your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the Chief Executive Officer of the Company.

12.	Miscellaneous: It will be necessary for you to provide proof of your identity and authorization to work in the United States as required by federal immigration laws. In addition, you will be required to complete an Application form, if you haven’t already, and the necessary tax and benefit enrollment forms upon starting employment. This offer is also contingent upon the satisfactory completion of reference checks.

13.	Entire Agreement. This letter, along with your Employee Proprietary Information and Inventions Agreement, Arbitration Agreement, and Retention Agreement constitute the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter you acknowledge that you are not relying on any promises or representations that are not contained in this letter. This Agreement can only be modified or amended by a subsequent written agreement signed by you and an authorized officer of the Company.

14.	California Law. This Agreement shall be governed by the laws of the State of California and shall be construed in accordance therewith.

15.	No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

16.	Amendment. This Agreement may be amended, altered, or revoked at any time, in whole or in part, by a written instrument setting forth such changes, signed by all parties.

17.	Binding Effect. This Agreement shall be binding upon the parties, their heirs, personal representatives, successors and permitted assigns.

18.	Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions, which shall be fully severable and the Agreement shall be construed and enforced as if such invalid portion had never been included.

19.	Assignment. Neither this Agreement, nor any part hereof, shall be assigned by you without the Company’s express written consent.

20.	Notices. All notices required to be given pursuant to this Agreement shall be made in writing either by personal delivery to the party requiring notice, or by mailing such notice by certified mail, return receipt requested, to the last known address of the party requiring notice as evidenced by the records of Company. The effective date of the notice, if mailed, shall be the third day after the date of the postmark, whether the receipt of delivery is receipted for or not by the recipient of the notice.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of the letter and return it to Human Resources no later than Friday May 6th, 2011. You may fax a copy of the signed offer letter to HR at 858-876-1682 or email a scanned copy to Shirley.ng@activenetwork.com.

Darko, we hope you feel as we do that the future of The Active Network is dependent upon the capabilities and skills of the people who work for us. We believe you will be a valuable addition to our Executive Team and would like for you to participate on this amazing adventure that we’ve begun. We look forward to your favorable reply and to a mutually rewarding working relationship.

Sincerely,

Sheryl Roland

Executive Vice President, Human Resources

ACKNOWLEDGEMENT:

I acknowledge and agree to the terms stated in this letter.

/s/ Darko Dejanovic	Date Signed:	5/4/11
Darko Dejanovic

7/27/11

Offer Letter Addendum

The following are updates to your written offer letter dated 5/4/11:

1.	Start Date – Your start date will commence in August 2011.

2.	Stock – Your stock allocation will be re-calculated based on the average closing price for the 10 business days prior to your start date to ensure the total dollar value provided you upon hire (based on the average closing price for the 10 business days prior) is $7.7M. Any increase in stock that may result, as compared to the original employment offer, will be applied on a pro-rated basis to your Time Based Restricted Stock Units and Performance Based Restricted Stock Units.

ACKNOWLEDGEMENT:

I acknowledge and agree to the revised terms stated in this addendum.

Start Date:	8/29/11

/s/ Darko Dejanovic		Date Signed:	7/27/11
Darko Dejanovic